Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 10.2

[Translation]

SHARE PURCHASE AGREEMENT

Z Financial Corporation (the “Seller”) and PayPay Corporation (the “Purchaser”) hereby enter into this share purchase agreement as follows (the “Agreement”) on December 17, 2024 (the “Execution Date”) in relation to thetransfer to the Purchaser of all of the shares of common stock and class A preferred shares in PayPay Bank Corporation (the “Target Company”) held by the Seller.

Chapter 1 Definitions

Article 1.1 Definitions

The following terms used in the Agreement have the meanings set out below.

(1)	“Advisors” means attorneys, certified public accountants, tax accountants, judicial scriveners, financial advisors, and other external experts.

(2)	“Business Day” means a day other than a day determined to be a bank holiday in Japan.

(3)

“Shares, Etc.” means shares, share acquisition rights, bonds with share acquisition rights, convertible bonds, share subscription rights, and other securities or rights that enable new acquisition of shares in the Target Company.

(4)	“Affiliate” has the meaning defined in Article 8, paragraph 5 of the Regulation on Terminology, Forms, and Preparation Methods of Financial Statements.

(5)

“Permits and Licenses” means permits, authorizations, licenses, approvals, consents, registrations, notifications, reports, and other similar acts or procedures made by Governmental Authorities or to Governmental Authorities as required by Laws, Etc.

(6)	“Complaint, Etc.” means any complaint, objection, grievance, or expression of discontent.

(7)	“Closing Date” means (i) April 1, 2025 or (ii) a date separately agreed to in writing between the Seller and the Purchaser as the Closing Date.

(8)	“Contract, Etc.” means any contract, agreement, undertaking, or arrangement (whether written or oral, and whether expressed or implied).

(9)	“Subsidiary” has the meaning defined in Article 8, paragraph 3 of the Regulation on Terminology, Forms, and Preparation Methods of Financial Statements.

(10)

“Grounds for Default” means an event causing cancellation, termination, revocation, invalidation, or the ending of a subject Contract, Etc., an acceleration for cause or grounds for default in regard to a subject Contract, Etc., or an event that constitutes any of these events due to notice by the other party to that Contract, Etc., due to the passage of time, or due to both.

(11)

“Governmental Authorities” means courts, arbitrators, arbitration institutions, supervisory authorities and any other judicial and administrative agencies, local public entities, financial instruments exchanges, and other self-regulatory agencies, whether in Japan or a foreign country.

(12)

“Governmental Authority Judgments” means judgments, decisions, orders, judicial settlements, licenses, permits, authorizations, notifications, administrative guidance, recommendations, and other determinations of Governmental Authorities.

(13)

“Litigation” means any lawsuit, arbitration, mediation, provisional attachment, attachment, provisional order, preservative attachment, disposition to collect arrears, compulsory execution, provisional disposition, or other judicial or administrative proceedings.

(14)

“Intellectual Property Rights, Etc.” means patent rights, utility model rights, design rights, trademark rights, copyrights (including those unregistered), other intellectual property rights (including rights pertaining to patent applications and patent registration applications), know-how, domain names, computer programs, rights similar to the foregoing, customer information, trade secrets and other confidential information, shared data with limited access, and all other intangible assets.

(15)

“Insolvency Proceedings” means bankruptcy proceedings, rehabilitation proceedings, reorganization proceedings, special liquidation proceedings, or other similar legal insolvency proceedings, turnaround ADR proceedings, specific conciliation, or voluntary liquidation procedures in Japan or a foreign country.

(16)

“Antisocial Forces” means an organized crime group, an organized crime group member, a person for whom a period of five years has not elapsed since that person ceased to be an organized crime group member, a quasi-member of an organized crime group, a corporation affiliated with an organized crime group, a shareholder meeting extortionist (sokaiya) or the like, a corporate extortionist acting under the guise of a social movement or political activity (shakai undo-to hyobo goro), a group or individual that in the context of having a relationship with an organized crime group plays a key part in structural injustice using force or through a financial connection with an organized crime group (tokushu chino boryoku shudan tou), any other person similar to any of these entities (collectively, “Organized Crime Group Members”), or any person who falls under any of the following:

(i)	any person who has a relationship through which that person’s management is considered to be controlled by Organized Crime Group Members;

(ii)	any person who has a relationship through which Organized Crime Group Members are considered to be substantially involved in that person’s management;

(iii)

any person who has a relationship through which Organized Crime Group Members are considered to be unjustly used for the purpose of pursuing illicit gains for that person or a third party, causing damage to a third party, or for any other similar purpose;

(iv)	any person who has a relationship through which that person is considered to provide funds or benefits to Organized Crime Group Members or otherwise be involved in Organized Crime Group Members;

(v)	an officer of the person or any individual substantially involved in that person’s management has a socially reprehensible relationship with Organized Crime Group Members; or

(vi)	any person who commits or causes a third party to commit any of the following acts:

(a)	a violent demand;

(b)	an unjust demand that exceeds the legal liability of that demand’s recipient;

(c)	use of threatening behavior or violence in connection with a transaction;

(d)	spreading of rumors or use of fraudulent means or force to damage the reputation of the third party or to obstruct the third party’s operations; or

(e)	any other act similar to those provided for in (a) through (d) above.

(17)

“Encumbrances” means any pledge, mortgage, statutory lien, right to retention (ryuchi-ken), other security interest (including mortgage by transfer (joto tanpo) and reservation of ownership), ownership right, lease right, superficies, servitude, loan for use, license, or other use right of a third party, option contract for purchase and sale, undertaking of assignment or prohibition of assignment, attachment, provisional attachment, injunction, provisional disposition, disposition to collect arrears, and other encumbrances or constraints of any kind that restrict use, assignment, revenue, or any other exercise of rights.

(18)

“Laws, Etc.” means conventions, laws, cabinet orders, administrative guidance, rules, orders, ordinances, guidelines, rules of financial instruments exchanges and other self-regulatory agencies, or other regulations in Japan or a foreign country.

(19)

“Due Diligence” means any and all investigations of the Target Company conducted by the Purchaser with respect to acquisition of the Target Company’s shares from a legal, accounting, tax, business, or other similar perspective.

(20)

“Agreement Requiring Approval” means each Contract, Etc. listed in Exhibit 1.1(20) as a Contract, Etc. to which the Target Company is a party and that includes any provision to the effect that approval from the other party to the Contract, Etc. is required in relation to execution of the Share Transfer (including a provision to the effect that execution of the Share Transfer without approval would constitute Grounds for Default).

(21)	“LY” means LY Corporation.

(22)	“LY Group” collectively means LY and its Subsidiaries and Affiliates, and “LY Group Company” means a company included within LY Group.

(23)	In the Agreement, the terms set out below have the meanings defined in the provisions stated in the righthand column.

Defined term	Provision containing definition
Seller	First sentence of the Agreement

Disclosing Party	Article 9.2, paragraph 1, item (1)

Purchaser	First sentence of the Agreement

Former Shareholders Agreements	Article 4.1, item (5)

Closing	Article 3.1

Individual Claim	Article 7.1, paragraph 2

Receiving Party	Article 9.2, paragraph 1, item (1)

Damage, Etc.	Article 7.1, paragraph 1

Target Company	First sentence of the Agreement

Target Company’s Financial Statements	Exhibit 5.1, 2(4)(i)

Conflicting Transactions	Article 6.6, paragraph 1

Indemnification Claimee	Article 7.3, paragraph 2

Confidential Information	Article 9.2, paragraph 1

Organized Crime Group Members	Article 1.1, item (16)

Indemnification Claimant	Article 7.3, paragraph 2

Indemnification, Etc	Article 7.1, paragraph 1

Indemnifying Party	Article 7.3, paragraph 1

Agreement	First sentence of the Agreement

License Agreement	Article 4.2, item (7)

Class A Preferred Shares	Article 2.1

Shares	Article 2.1

Share Transfer	Article 2.1

Shareholders Agreement	Article 4.2, item (5)

Master Business Alliance Agreement	Article 6.4, paragraph 2

Impairment Loss	Article 2.2

Purchase Price	Article 2.2

Requisite Intellectual Property Rights, Etc	Exhibit 5.1, 2(7)

Execution Date	First sentence of the Agreement

Corporate Management Agreement	Article 4.1, item (5)

SMBC	Article 4.1, item (5)

Article 1.2 Purpose, expression of synergy, and maintenance of consolidated status

The Seller and the Purchaser mutually confirm that the Share Transfer is to be executed with the purpose of maximizing the growth of the financial business within LY Group, including the realization of synergies, based on the premise that the Purchaser and the Target Company will be maintained as consolidated Subsidiaries of LY even after the execution of the Share Transfer.

Chapter 2 Share Transfer

Article 2.1 Share transfer

On the Closing Date, the Seller shall, in accordance with the provisions of the Agreement, transfer to the Purchaser all of the 354,000 shares of common stock and 883,000 class A preferred shares (the “Class A Preferred Shares”) the Seller holds in the Target Company (collectively, the “Shares”), and the Purchaser shall, in accordance with the provisions of the Agreement, accept transfer of the Shares from the Seller (the “Share Transfer”).

Article 2.2 Purchase Price

The purchase price for the Share Transfer (the “Purchase Price”) will be the amount calculated as (i) the total amount of 117,000,408,000 yen, calculated based on 94,584 yen per share of common stock and 94,584 yen per share of the Class A Preferred Shares, minus (ii) the following amount if the Target Company recognizes an impairment loss on fixed assets in accordance with accounting standards generally accepted in Japan (an “Impairment Loss”) and if the amount of that Impairment Loss is determined by the Closing Date: the amount of the Impairment Loss multiplied by a fraction that uses the number of the Shares as the numerator and the total number of issued shares of the Target Company on the date the Impairment Loss is recognized (excluding treasury shares held by the Target Company from that calculation) as the denominator (fractions less than one yen will be rounded down).

Chapter 3 Closing

Article 3.1 Timing and location of the closing

The Share Transfer must be consummated by the Seller and the Purchaser conducting the actions set forth in Article 3.2 on the Closing Date at a time and location separately agreed upon by the Seller and the Purchaser (the “Closing”).

Article 3.2 Closing

1.

On the Closing Date and in accordance with the provisions of the Agreement, the Seller shall, in exchange for receiving from the Purchaser the full payment of the Purchase Price, (a) deliver to the Purchaser a form requesting entries to be made in the Target Company’s shareholder register (kabunushi-meibo meigi kakikae seikyuu-sho) that is affixed with the Seller’s name and seal or signature and states to the effect that the shareholder of the Shares is the Purchaser and (b) transfer the Shares to the Purchaser.

2.

On the Closing Date and in accordance with the provisions of the Agreement, the Purchaser shall, in exchange for receipt of delivery from the Seller of the form requesting entries to be made in the Target Company’s shareholder register (kabunushi-meibo meigi kakikae seikyuu-sho) as provided for in the preceding paragraph, pay the full amount of the Purchase Price to the Seller.

3.

The Purchaser’s payment of the Purchase Price to the Seller as provided for in the preceding paragraph must be made by way of remittance to the bank account set out below, and the Purchaser shall bear the remittance fees.

Financial institution name:	[***]
Branch name:	[***]
Account type:	[***]
Account number:	[***]
Account name:	[***]

Chapter 4 Conditions Precedent

Article 4.1 Conditions precedent for performance of the Seller’s obligations

The Seller shall perform its obligations set out in Article 3.2, paragraph 1 subject to satisfaction on the Closing Date of all of the conditions precedent set out below. The Seller may, at its discretion, waive all or a part of those conditions and perform its obligations set out in Article 3.2, paragraph 1. However, waiver of all or a part of those conditions does not preclude claims for Indemnification, Etc. (as defined in Article 7.1, paragraph 1) against the Purchaser under Chapter 7.

(1)

As of the Execution Date and Closing Date (or, when a timing is specifically stated, as of that timing), the representations and warranties of the Purchaser set out in Article 5.2, paragraph 1 are true and accurate in all material respects (and, to the extent those representations and warranties are qualified by significance or materiality, in all respects)

(2)	The Purchaser has, in all material respects, performed or complied with all matters that must be performed or complied with before the Closing under the Agreement

(3)	The Purchaser has lawfully and validly obtained authorization as provided for in Article 52-9, paragraph 1 of the Banking Act (Act No. 59 of 1981, as amended; the same applies below)

(4)	There are no Governmental Authority Judgments in effect that prohibit or restrain the execution of the Share Transfer, and no petitions seeking any such judgment have been filed

(5)

All of the following (collectively, the “Former Shareholders Agreements”) have ended: the agreement regarding corporate management executed between the Seller and the Target Company dated October 1, 2023 (the “Corporate Management Agreement”); the agreement regarding JNB’s officers and shares executed between the Seller and Sumitomo Mitsui Banking Corporation (“SMBC”) dated October 1, 2019; and the agreement regarding a capital increase by third-party allotment and future mid-term policies, etc. executed between the Seller and SMBC dated December 6, 2022

(6)

The Seller has, in accordance with the Former Shareholders Agreements, obtained from SMBC (a) prior written approval of the Share Transfer and (b) agreement to the effect that rights under the Former Shareholders Agreements (including the preemptive right under the Former Shareholders Agreements; the same applies below) will not be exercised in relation to the Share Transfer

(7)

The voting rights in the Purchaser that are held by B Holdings Corporation (meaning voting rights as defined in Article 2, paragraph 6 of the Banking Act; the same applies below in this item) comprise no more than 50% of the total voting rights of shareholders in the Purchaser

Article 4.2 Conditions precedent for performance of the Purchaser’s obligations

The Purchaser shall perform its obligations set out in Article 3.2, paragraph 2 subject to satisfaction on the Closing Date of all of the conditions precedent set out below. The Purchaser may, at its discretion, waive all or a part of those conditions and perform its obligations set out in Article 3.2, paragraph 2. However, waiver of all or a part of those conditions does not preclude claims for Indemnification, Etc. against the Seller under Chapter 7. It will be deemed that a condition has been satisfied (i) if that condition is not satisfied in whole or in part solely due to matters requested of the Target Company by the Purchaser or measures that the Purchaser jointly undertakes with the Target Company or (ii) if, during the period between the Execution Date and the Closing Date, taking into account the increase in the number of personnel seconded from the Purchaser to the Target Company, that condition is not satisfied in whole or in part intentionally or with gross negligence by any personnel seconded from the Purchaser to the Target Company.

(1)

As of the Execution Date and Closing Date (or, when a timing is specifically stated, as of that timing), the representations and warranties of the Seller set out in Article 5.1, paragraph 1 are true and accurate in all material respects (and, to the extent those representations and warranties are qualified by significance or materiality, in all respects)

(2)	The Seller has, in all material respects, performed or complied with all matters that must be performed or complied with before the Closing under the Agreement

(3)	The Purchaser has lawfully and validly obtained authorization as provided for in Article 52-9, paragraph 1 of the Banking Act

(4)	There are no Governmental Authority Judgments in effect that prohibit or restrain the execution of the Share Transfer, and no petitions seeking any such judgment have been filed

(5)	A shareholders agreement has been legally and validly executed between the Purchaser and SMBC by the Closing Date (the “Shareholders Agreement”) and remains in effect

(6)

Procedures required by laws and regulations, the articles of incorporation, and other internal regulations (including a resolution of the Target Company’s board of directors approving the Share Transfer) in order to execute the Share Transfer have been completed by the Seller and the Target Company

(7)

The Target Company has obtained from LY approval in writing (including email) to continue the trademark and platform license agreement executed between the Target Company and LY dated September 30, 2023 (the “License Agreement”) under substantially equivalent terms and conditions; for the avoidance of doubt, that approval need only signify continuation beyond the date of the Share Transfer and will not preclude the Target Company or LY from ending the License Agreement or amending terms and conditions pertaining to the License Agreement if a reasonable necessity to do so arises

(8)	The Corporate Management Agreement and the Former Shareholders Agreements have ended without the imposition of any financial or other burden on the Target Company

(9)

No event or circumstance has occurred or become known that would have a material adverse effect on the Target Company’s financial condition, operating results, cash flow, business, assets, liabilities, or future earnings plans or projections, and there is no specific risk of any such event or circumstance occurring; however, none of the following is considered to constitute a material adverse effect (unless, with respect to any effect stated in (i) or (iii) through (v) below, if that effect has a disproportionately significant influence on the Target Company when compared to the influence that effect would have on other businesses in the industry to which the Target Company’s business belongs): (i) an effect arising from any change in political conditions, economic conditions, financial markets, or securities markets in Japan or a foreign country (including those caused by deterioration in international diplomatic relations, acts of terrorism, political instability, or other political crises in Japan or a foreign country); (ii) an effect arising from the occurrence or expansion of combat operations, war, natural disasters, or man-made disasters; (iii) an effect arising from fluctuations in conditions occurring across the entire industry to which the Target Company’s business belongs; (iv) an effect arising from the outbreak, continuation, or spread of COVID-19 or other infectious diseases; or (v) an effect arising from changes in Laws, Etc., accounting standards, or their interpretations

(10)

The Seller has, in accordance with the Former Shareholders Agreements, obtained from SMBC (a) prior written approval of the Share Transfer and (b) agreement to the effect that rights under the Former Shareholders Agreements will not be exercised in relation to the Share Transfer

(11)

The voting rights in the Purchaser that are held by B Holdings Corporation (meaning voting rights as defined in Article 2, paragraph 6 of the Banking Act; the same applies below in this item) comprise no more than 50% of the total voting rights of shareholders in the Purchaser

(12)

A memorandum of understanding regarding the modification of LY’s credit line with PayPay Card Corporation has been legally and validly executed between LY and PayPay Card Corporation and remains in effect

(13)	The Purchaser has received the following documents:

(i)	A copy of the minutes of the meeting of the Target Company’s board of directors approving the Share Transfer (certified as a true copy by the Target Company’s representative director); and

(ii)	A copy of a document confirming that the Corporate Management Agreement and the Former Shareholders Agreements have ended without the imposition of any financial or other burden on the Target Company

Chapter 5 Representations and Warranties

Article 5.1 The Seller’s representations and warranties

1.

The Seller represents and warrants to the Purchaser that, as of the Execution Date and the Closing Date (or, when a timing is specifically stated, as of that timing), each matter set out in Exhibit 5.1 is true and accurate.

2.

Notwithstanding the preceding paragraph, neither of the following constitutes a breach of the Seller’s representation and warranties provided for in the preceding paragraph: (i) any fact or circumstance known or reasonably knowable by the Purchaser as of the Execution Date (but limited to cases where the nature of Damage, Etc. (as defined in Article 7.1, paragraph 1; the same applies below) that might be incurred by the Purchaser or the Target Company due to that fact or circumstance is specifically knowable and where the economic value of that Damage, Etc. can be reasonably calculated by the Purchaser); or (ii) any fact or circumstance provided to the Purchaser or an Adviser of the Purchaser during Due Diligence (whether in writing, orally, or by any other means of provision; but limited to cases where the nature of Damage, Etc. that might be incurred by the Purchaser or the Target Company due to that fact or circumstance is specifically knowable and where the economic value of that Damage, Etc. can be reasonably calculated by the Purchaser).

Article 5.2 The Purchaser’s representations and warranties

1.

The Purchaser represents and warrants to the Seller that, as of the Execution Date and the Closing Date (or, when a timing is specifically stated, as of that timing), each matter set out in Exhibit 5.2 is true and accurate.

2.

Notwithstanding the preceding paragraph, each fact or circumstance known or reasonably knowable by the Seller as of the Execution Date (but limited to cases where the nature of Damage, Etc. that might be incurred by the Seller due to that fact or circumstance is specifically knowable and where the economic value of that Damage, Etc. can be reasonably calculated by the Seller) does not constitute a breach of the Seller’s representation and warranties provided for in the preceding paragraph.

Chapter 6 Covenants

Article 6.1 Operation of the Target Company

1.

For the period from the Execution Date to the Closing, the Seller shall, with the due care of a prudent manager, make reasonable efforts to cause the Target Company to conduct its businesses and to manage and operate its property substantially to the same extent as conducted by the Target Company before the Execution Date and within the scope of ordinary business.

2.

In addition to complying with the provisions of the preceding paragraph, for the period from the Execution Date to the Closing, unless the Seller conducts acts that are otherwise expressly expected to be conducted under the Agreement or unless the Seller obtains prior approval from the Purchaser in writing (including email, Slack, or other electronic or magnetic methods; the same applies below in this Article), the Seller shall not allow any of the Target Company’s directors who are dispatched by the Seller to submit to the board of directors any proposal regarding any of the acts set out below or to approve any proposal regarding decisions on those acts and shall not exercise the Seller’s voting rights in favor of such acts or decisions as a shareholder. However, the Purchaser shall not unreasonably refuse, withhold, or delay that prior approval.

(1)	Establishment of, amendment to, or abolishment of (excluding minor amendments to) the articles of incorporation, the regulations of the board of directors, or other material company regulations

(2)	Issuance, disposal, or grant of Shares, Etc.

(3)

Entity conversion (as defined in Part V, Chapter 1 of the Companies Act), merger, share exchange (kabushiki kokan), share transfer (kabushiki iten), company split, transfer or acquisition of business in whole or part, transfer or acquisition of shares or equity interests, or other similar acts

(4)	Purchase or other acquisition of own shares

(5)	Stock split or consolidation, or gratis allotment of shares or share acquisition rights

(6)	Approval of acquisition of shares through transfer (excluding approval of the Share Transfer)

(7)	Distribution or other disposal of surplus

(8)	Increase or decrease of the amount of stated capital or the amount of reserves

(9)	Petition for commencement of dissolution, liquidation, or Insolvency Proceedings

(10)	Decision on or change in business plans or budgets

(11)

Transactions or actions in which economic benefits, including money, equivalent to or exceeding 500 million yen per transaction or action are transferred to shareholders, by any name whatsoever, such as management guidance fees (excluding those that are reasonably essential for the business operations of the Target Company, and those due to the renewal of, and minor amendments to, existing agreements)

(12)

Acquisition, sale, creation of a security interest on, or other similar disposal of land or buildings equivalent to or exceeding 50 million yen per piece of land or building (however, lending and borrowing of land or buildings are subject to the following item)

(13)	Acquisition, sale, lending, borrowing, creation of a security interest on, or other similar disposal of structures equivalent to or exceeding 50 million yen per structure

(14)	Capital investment, or information system investment or disposal, equivalent to or exceeding 500 million yen per instance

(15)	Contributions equivalent to or exceeding 5 million yen per contribution

(16)	Release of debts equivalent to or exceeding 5 million yen per debt

(17)

Borrowing, issuance of corporate bonds, or other similar financing equivalent to or exceeding 5 million yen per transaction, or amendments to terms and conditions relating thereto (excluding those pertaining to market funding operations with financial institutions, such as call money and borrowings from the Bank of Japan)

(18)

Guarantees, debt assumptions, provision of comfort letters for management guidance, or other similar undertakings of debts equivalent to or exceeding 5 million yen per transaction, or amendments to terms and conditions relating thereto

(19)	Execution of, amendment to, revision of, termination of, cancellation of, or ending of material Contracts, Etc.

(20)

Capital alliance or business alliance (limited to the case where the contribution amount or investment amount associated with that alliance is equivalent to or exceeds 500 million yen, and the amount of financing to the relevant alliance partner associated with that alliance is equivalent to or exceeds 500 million yen)

(21)	Election of, removal of, or change in officers or key employees

(22)	Determination of officer compensation

(23)

Filing of, or commencement of procedures for, material Litigation, termination of that Litigation without settlement or judgment, or any decision on important policy for that Litigation equivalent to or exceeding 5 million yen per Litigation

3.

In addition to complying with the provisions of the preceding two paragraphs, for the period from the Execution Date to the Closing, if the Target Company conducts or decides to conduct any of the acts set out below, the Seller shall provide, or cause the Target Company to provide, the Purchaser with a prior written report regarding the details thereof, and, at the request of the Purchaser, the Seller shall directly consult with the Purchaser. However, that report will not constitute release from, or reduction of, the Seller’s liability for its representations or warranties or other similar liability.

(1)	Commencement and execution of new goods and new services (limited to those that are submitted to the board of directors of the Target Company for discussion)

(2)	Establishment or abolishment of business offices, branches, or stores

(3)	Lending or borrowing of land or buildings equivalent to or exceeding 3 million yen per month per piece of land or building

4.

In addition to complying with the provisions of the preceding three paragraphs, for the period from the Execution Date to the Closing, if the Target Company acquires or disposes of, or decides to acquire or dispose of, managed assets that deviate from investment records for the past year before the Execution Date, the Seller shall provide, or cause the Target Company to provide, the Purchaser with a written report regarding the details thereof. However, that report will not constitute release from, or reduction of, the Seller’s liability for its representations or warranties or other similar liability.

Article 6.2 Performance of necessary procedures

1.

With respect to the procedures whose performance is required by the Seller and the Target Company under laws or regulations, the articles of incorporation, or other internal regulations (including a resolution of the Target Company’s board of directors approving the Share Transfer) in order to execute the Share Transfer, the Seller shall (i) complete those procedures that the Seller is required to perform and (ii) make reasonable efforts to cause the Target Company to complete those procedures that the Target Company is required to perform by the Closing Date.

2.

The Purchaser shall, as soon as practically possible after the execution of the Agreement and at its own expense and responsibility, lawfully and validly obtain authorization as provided for in Article 52-9, paragraph 1 of the Banking Act that is necessary for the Share Transfer before the Closing. In addition, at the reasonable request of the Purchaser, the Seller shall make reasonable efforts to cause the Target Company to provide cooperation reasonably necessary for lawfully and validly obtaining that authorization.

3.

At the reasonable request of the Seller, the Purchaser shall provide the Seller with information regarding the status of preparation, acquisition or performance, or completion of Permits and Licenses, establishment of internal systems, and other procedures necessary for the Share Transfer before the Closing as set out in the preceding paragraph to the extent permitted under Laws, Etc. and in practice.

Article 6.3 Obtainment of approval of Agreement Requiring Approval

1.

The Seller shall make reasonable best efforts to cause the Target Company to obtain written approval from each party to each Agreement Requiring Approval in accordance with the provisions of that Agreement Requiring Approval by the Closing Date stating that the Agreement Requiring Approval in question will continue under the original terms and conditions after the execution of the Share Transfer without the imposition of any additional burden on the Target Company.

2.

If any Contract, Etc. executed between the Target Company and a third party specifies that it is necessary to give that third party prior notice of the Share Transfer, the Seller shall cause the Target Company to duly give that notice in accordance with the provisions of that Contract, Etc. by the Closing Date

Article 6.4 Performance of procedures under the Former Shareholders Agreements

1.

The Seller shall, in accordance with the Former Shareholders Agreements, make reasonable best efforts to obtain from SMBC before the Closing Date (a) prior written approval of the Share Transfer and (b) agreement to the effect that rights under the Former Shareholders Agreements will not be exercised in relation to the Share Transfer.

2.

The Purchaser and the Seller confirm that (a) they are required to cooperate with each other in the treatment of the master agreement regarding a business alliance between the Seller, the Target Company, LY, and SMBC dated October 1, 2019 (the “Master Business Alliance Agreement”) and the Former Shareholders Agreements and in consultation and adjustment between the Purchaser or the Seller and SMBC regarding the execution of the Shareholders Agreement (including the necessity of survival of the Master Business Alliance Agreement after the Closing Date; the same applies below in this paragraph) and (b) the results of consultation and adjustment between the Purchaser and SMBC relate to the performance by the Seller of the matters set out in Article 6.2, paragraph 1 and Article 6.5.

Article 6.5 Ending of the Corporate Management Agreement and the Former Shareholders Agreements

The Seller shall make reasonable best efforts to end, or cause the Target Company to end, the Corporate Management Agreement and the Former Shareholders Agreements by the Closing Date without the imposition of any financial or other burden on the Target Company, on the condition that the Closing becomes effective.

Article 6.6 No Conflicting Transactions

1.

On or after the Execution Date, the Seller shall not, directly or indirectly, conduct any information provision, proposal, solicitation, consultation, negotiation, or transaction to or with any third party in connection with a capital alliance, share assignment, merger, company split, share exchange (kabushiki kokan), share transfer (kabushiki iten), transfer of business in whole or part, or any other similar transaction that is expected to contradict or conflict with the Share Transfer (“Conflicting Transactions”) and shall make reasonable efforts to cause the Target Company not to do so.

2.

If the Seller receives a proposal or solicitation from a third party in connection with any Conflicting Transactions, the Seller shall immediately notify the Purchaser of the details thereof and consult with the Purchaser in good faith on the measures to be taken.

Article 6.7 Reduction of voting rights held by B Holdings Corporation in the Purchaser

The Purchaser shall make reasonable efforts to take measures (including, but not limited to, measures for issuance of new shares) necessary to cause the voting rights in the Purchaser that are held by B Holdings Corporation (meaning voting rights as defined in Article 2, paragraph 6 of the Banking Act; the same applies below in this Article) to comprise no more than 50% of the total voting rights of shareholders in the Purchaser.

Article 6.8 Obligation to give notice

If (i) it is found that the Seller or the Purchaser is, or is likely to be, in breach of any of its representations or warranties set out in Chapter 5, (ii) it is found that the Seller or the Purchaser is, or is likely to be, in breach of any of its obligations under the Agreement, or (iii) it is found that there is a risk that any of the conditions precedent for the obligations of the other party set out in Chapter 4 will not be satisfied, then the party in question shall immediately give written notice to the other party of the details thereof. However, that notification will not cure a breach by the notifying party of any of its representations, warranties, or obligations.

Article 6.9 Information provision, etc.

1.

For the period from the Execution Date to the Closing, if the Purchaser makes a reasonable request in connection with the Agreement or the Share Transfer, the Seller shall make reasonable efforts to provide the Purchaser and its Advisors with books, records, materials, or other information of the Target Company and provide officers, employees, and Advisors of the Target Company with access during the business hours of the Target Company to an extent and by a method that does not interfere with the ordinary course of business of the Target Company.

2.

For seven years after the Closing, if the Seller makes a reasonable request in connection with the preparation by the Seller of financial statements and tax returns or any investigation or audit by tax authorities or other Governmental Authorities, the Purchaser shall cause the Target Company to provide books, records, materials, or other information of the Target Company to the extent necessary for the Seller and its Advisors to comply with that request. In addition, for seven years after the Closing, if the Seller makes a reasonable request in connection with a lawsuit or dispute with a third party, the Purchaser shall make best efforts to consult with the Seller in good faith and cause the Target Company to provide books, records, materials, or other information of the Target Company to the extent necessary for the Seller and its Advisors to comply with that request.

Article 6.10 Obligation to satisfy conditions precedent

On the Closing Date, the Seller shall make best efforts to satisfy the conditions precedent for performance of obligations by the Purchaser set out in each item of Article 4.2 (excluding the conditions precedent set out in Article 4.2, item (4) and item (9)), and the Purchaser shall make best efforts to satisfy the conditions precedent for performance of obligations by the Seller set out in each item of Article 4.1 (excluding the conditions precedent set out in Article 4.1, item (4)). However, it is sufficient (a) for the Seller to perform or comply with the obligations (i) set out in Article 6.2, paragraph 2 with respect to the conditions precedent set out in Article 4.2, item (3), (ii) set out in Article 6.2, paragraph 1 with respect to the conditions precedent set out in Article 4.2, item (6), (iii) set out in Article 6.5 with respect to the conditions precedent set out in Article 4.2, item (8), and (iv) set out in Article 6.4, paragraph 1 with respect to the conditions precedent set out in Article 4.2, item (10) and (b) for the Purchaser to perform or comply with the obligations (i) set out in Article 6.2, paragraph 2 with respect to the conditions precedent set out in Article 4.1, item (3) and (ii) set out in Article 6.7 with respect to the conditions precedent set out in Article 4.1, item (7).

Article 6.11 Obligation to prohibit solicitation

For the period from the Closing to the day on which two years will have passed since the Closing, the Seller shall not, directly or through any of its Subsidiaries, conduct solicitation, encourage resignation, or make any other similar approach with respect to the officers or employees of the Target Company (excluding persons who hold concurrent positions at the Seller or any LY Group Company and the Purchaser, such as persons who are seconded from the Seller or any LY Group Company to the Target Company at the time immediately prior to the Closing). However, this Article does not prohibit any general solicitation that is not targeted solely at those officers or employees through recruitment advertisements or other means.

Article 6.12 Execution of the Shareholders Agreement

The Purchaser shall make reasonable efforts to legally and validly execute the Shareholders Agreement with SMBC by the Closing Date.

Article 6.13 Cooperation in acquisition of accounts through LINE

The Seller shall cause LY to make best efforts to acquire bank accounts of the Target Company through LINE at and after the Closing as expected in the business plan of the Target Company.

Article 6.14 No breach of obligations by the Seller

It will not constitute a breach by the Seller of its obligations under this Chapter if (i) the Seller fails to perform or comply with its obligations under this Chapter solely due to matters requested of the Target Company by the Purchaser or measures that the Purchaser jointly undertakes with the Target Company or (ii) during the period from the Execution Date to the Closing Date, taking into account the increase in the number of personnel seconded from the Purchaser to the Target Company, the Seller fails to perform or comply with its obligations under this Chapter intentionally or with gross negligence by any personnel seconded from the Purchaser to the Target Company.

Chapter 7 Indemnification

Article 7.1 Indemnification by the Seller

1.

If the Purchaser incurs any damage, loss, or expense (including reasonable attorneys’ fees; collectively, “Damage, Etc.”) due to or in connection with a breach by the Seller of any of its representations or warranties set out in the Agreement or a breach by the Seller of any of its obligations under the Agreement, the Seller shall compensate or indemnify the Purchaser for that Damage, Etc. (the “Indemnification, Etc.”). Damage, Etc. incurred by the Target Company due to or in connection with a breach by the Seller of any of its representations or warranties set out in the Agreement or a breach by the Seller of any of its obligations under the Agreement that is equivalent to the proportion of the number of the voting rights represented by the Target Company’s shares held by the Purchaser to the total number of the voting rights in the Target Company (in this calculation, all of the Class A Preferred Shares are deemed to have been converted to the shares of common stock of the Target Company based on the contents thereof) will be deemed to be the Damage, Etc. incurred by the Purchaser.

2.

The Seller’s indemnification obligations under the preceding paragraph will be (i) fully exempted if the amount of Damage, Etc. relating to a claim that is based on a single fact causing the claim for indemnification (an “Individual Claim”) is equivalent to 0.1% or less of the Purchase Price and (ii) fully exempted if the aggregate amount of Damage, Etc. relating to each Individual Claim whose amount of Damage, Etc. exceeds 0.1% of the Purchase Price is less than 1% of the Purchase Price. If the aggregate amount of Damage, Etc. relating to each Individual Claim whose amount of Damage, Etc. exceeds 0.1% of the Purchase Price exceeds 1% of the Purchase Price, the Seller will bear the indemnification obligations under the preceding paragraph only with respect to the excess amount.

3.

The total amount of the Seller’s indemnification obligations under this Article will not exceed 10% of the Purchase Price, and the Seller will not bear indemnification obligations with respect to the excess amount.

4.

The limitations set out in the preceding two paragraphs do not apply to (i) Indemnification, Etc. based on the Seller’s intentional breach of any representations, warranties, or obligations or (ii) a claim for indemnification due to a breach by the Seller of any of its representations or warranties set out in Exhibit 5.1, 1, or 2(1) or 2(2).

5.

The Seller will not be liable to the Purchaser for indemnification obligations under this Article (i) if the Seller is in breach of any of its representations, warranties, or obligations solely due to matters requested of the Target Company by the Purchaser or measures that the Purchaser jointly undertakes with the Target Company or (ii) if during the period from the Execution Date to the Closing Date, taking into account the increase in the number of personnel seconded from the Purchaser to the Target Company, the Seller is in breach of any of its representations, warranties, or obligations. For the avoidance of doubt, even in a case where any of the grounds for exemption set out in (i) or (ii) above does not apply, if Damage, Etc. occurs or worsens for reasons attributable to the Purchaser or a person seconded from the Purchaser to the Target Company, then the Damage, Etc. that has so occurred or worsened will be deducted from the scope of Damage, Etc. incurred by the Purchaser.

Article 7.2 Indemnification by the Purchaser

1.

If the Seller incurs any Damage, Etc. due to or in connection with a breach by the Purchaser of any of its representations or warranties set out in the Agreement or a breach by the Purchaser of any of its obligations under the Agreement, the Purchaser shall make Indemnification, Etc. to the Seller for that Damage, Etc..

2.

The Purchaser’s indemnification obligations under the preceding paragraph will be (i) fully exempted if the amount of Damage, Etc. relating to an Individual Claim is equivalent to 0.1% or less of the Purchase Price and (ii) fully exempted if the aggregate amount of Damage, Etc. relating to each Individual Claim whose amount of Damage, Etc. exceeds 0.1% of the Purchase Price is less than 1% of the Purchase Price. If the aggregate amount of Damage, Etc. relating to each Individual Claim whose amount of Damage, Etc. exceeds 0.1% of the Purchase Price exceeds 1% of the Purchase Price, the Purchaser will bear the indemnification obligations under the preceding paragraph only with respect to the excess amount.

3.

The total amount of the Purchaser’s indemnification obligations under this Article will not exceed 10% of the Purchase Price, and the Purchaser will not bear indemnification obligations with respect to the excess amount.

4.

The limitations set out in the preceding two paragraphs do not apply to (i) Indemnification, Etc. based on the Purchaser’s breach of any representations, warranties, or obligations or (ii) a claim for indemnification due to a breach by the Purchaser of any of its representations or warranties set out in Exhibit 5.2.

Article 7.3 Procedures for indemnification

1.

Each party (the party who bears the obligation to make Indemnification, Etc. in accordance with the provisions of this Chapter is hereinafter referred to as the “Indemnifying Party”) shall, in making a claim for Indemnification, Etc. under this Chapter (excluding a claim for Indemnification, Etc. under this Chapter to be made if the Indemnifying Party is in breach of any post-Closing obligations), make the claim in writing by specifying, to a reasonable extent, the details of Damage, Etc., cause of Damage, Etc., and amount of Damage, Etc. no later than the day that falls nine months after the day when the Closing is executed.

2.

In a case where the Purchaser or the Seller makes a claim for indemnification under Article 7.1 or Article 7.2 (the party who makes a claim for indemnification under Article 7.1 or Article 7.2 is hereinafter referred to as the “Indemnification Claimant,” and the party who receives a claim for indemnification is hereinafter referred to as the “Indemnification Claimee”), if the claim for indemnification is made due to the receipt of any complaint from a third party, the Purchaser and the Seller shall follow the procedures set out below in addition to those of the preceding paragraph.

(1)

Within thirty days after the day on which the Indemnification Claimant becomes aware of the third-party complaint, the Indemnification Claimant shall confirm in writing the intentions of the Indemnification Claimee with respect to the handling of the third-party complaint in terms of whether or not the Indemnification Claimee will handle the claim in its sole capacity, at its cost and expense, or jointly respond to the third-party complaint (including whether or not the Indemnification Claimee will handle the claim as an supporting intervener if the third-party complaint is pending before a court; the same applies below in this paragraph).

(2)

If within thirty days after receipt of the notice set out in the preceding item the Indemnification Claimee notifies the Indemnification Claimant of the Indemnification Claimee’s intention to jointly respond to the third-party complaint, the Indemnification Claimant shall conduct discussions or negotiations for or otherwise respond to the third-party complaint jointly with the Indemnification Claimee and shall not solely conduct discussions or negotiations for or otherwise respond to the third-party complaint.

(3)

If the notice is given pursuant to the preceding item, the Indemnification Claimant shall not make, or allow the Target Company to make, any settlement with respect to the third-party complaint without prior written consent from the Indemnification Claimee (however, the Indemnification Claimee shall not unreasonably withhold, delay, or refuse such consent.). The Indemnification Claimee will not be bound by any settlement that is made in breach by the Indemnification Claimant of this item and will not bear any indemnification obligations based on any such settlement.

3.

The amount of Damage, Etc. in a claim for indemnification under Article 7.1 or Article 7.2 will be calculated by deducting the payment of insurance proceeds and other economic benefits that have already been received with respect to Damage, Etc.

4.	The Indemnification Claimant shall make reasonable best efforts to take procedures for minimizing Damage, Etc. subject to a claim for indemnification under Article 7.1 or Article 7.2.

Article 7.4 Nature of Indemnification, Etc.

Indemnification, Etc. due to a breach by the Seller of any of its representations or warranties will be treated as an adjustment to the Purchase Price.

Chapter 8 Cancellation

Article 8.1 Cancellation

1.	If any of the following events occurs, the Seller may, only prior to the Closing, cancel the Agreement by giving written notice to the Purchaser:

(1)

the Purchaser materially breaches any of its representations or warranties set out in Article 5.2 and that breach is not rectified even after ten Business Days pass from the day on which the Purchaser receives notice from the Seller (or if there are fewer than ten Business Days before the Closing Date, that breach is not rectified by the Closing Date);

(2)

the Purchaser breaches any of its obligations under the Agreement and that breach is not rectified even after ten Business Days pass from the day on which the Purchaser receives notice from the Seller (or if there are fewer than ten Business Days before the Closing Date, that breach is not rectified by the Closing Date);

(3)	a petition for the commencement of Insolvency Proceedings is filed with respect to the Purchaser; or

(4)	the Share Transfer is not executed by December 31, 2025 for reasons not attributable to the Seller.

2.	If any of the following events occurs, the Purchaser may, only prior to the Closing, cancel the Agreement by giving written notice to the Seller:

(1)

the Seller materially breaches any of its representations or warranties set out in Article 5.1 and that breach is not rectified even after ten Business Days pass from the day on which the Seller receives notice from the Purchaser (or if there are fewer than ten Business Days before the Closing Date, that breach is not rectified by the Closing Date);

(2)

the Seller breaches any of its obligations under the Agreement and that breach is not rectified even after ten Business Days pass from the day on which the Seller receives notice from the Purchaser (or if there are fewer than ten Business Days before the Closing Date, that breach is not rectified by the Closing Date);

(3)	a petition for the commencement of Insolvency Proceedings is filed with respect to the Seller; or

(4)	the Share Transfer is not executed by December 31, 2025 for reasons not attributable to the Purchaser.

3.	Even if the Agreement is canceled pursuant to this Article, the provisions of Chapter 7, this paragraph, and Chapter 9 will remain effective.

Chapter 9 Miscellaneous provision

Article 9.1 Limitation on remedies

If the Seller or the Purchaser breaches any of its obligations under the Agreement or any of its representations or warranties, the other party may not implement Indemnification, Etc., cancellation, or any other exercising of rights against the breaching party under any legal theory whatsoever, including liability for non-performance, liability for non-conformity with contract, tort liability, or statutory liability, unless the other party makes a claim for Indemnification, Etc. set out in Chapter 7 or conducts cancellation set out in Chapter 8. However, this provision does not preclude any claim for the performance of obligations set out in the Agreement.

Article 9.2 Duty of confidentiality

1.

For the period from the Execution Date to the date on which two years have passed since the Closing, each of the Seller and the Purchaser shall keep strictly confidential the fact that the Agreement has been executed and its contents, the contents of negotiations regarding the Share Transfer, and any and all information received from the other party or its Advisors in connection with the Share Transfer whether in writing, orally, or by any other means (including information and media in which any such information is reproduced, copied, transcribed, edited, translated, or the like; collectively, “Confidential Information”), shall not disclose or divulge Confidential Information to a third party, and shall not use Confidential Information for any purpose other than the execution and performance of the Agreement, excluding information stipulated in any of the following items:

(1)

information that is lawfully held by the party receiving that information (the “Receiving Party”) before it was received by the Receiving Party from the party disclosing that information (the “Disclosing Party”);

(2)	information that is already publicly known when it is received by the Receiving Party from the Disclosing Party;

(3)	information that becomes publicly known for a reason not attributable to the Receiving Party after it has been received by the Receiving Party from the Disclosing Party;

(4)	information that the Receiving Party lawfully obtains from a duly authorized third party without bearing any confidentiality obligation; and

(5)	information that the Receiving Party independently develops without relying on information from the Disclosing Party.

2.

Notwithstanding the preceding paragraph, each of the Seller and the Purchaser may disclose Confidential Information to the officers, employees, and Advisors of itself, of its parent companies and Subsidiaries, and of the Target Company. However, if a third party who receives disclosure does not bear any duty of confidentiality under Laws, Etc., then receipt of disclosure will, at the least, be conditioned on bearing a confidential obligation equivalent to confidential obligation set out in this Article.

3.

Notwithstanding the provisions of paragraph 1, each of the Seller and the Purchaser may disclose Confidential Information if (a) the Disclosing Party approves in writing, (b) the disclosure is lawfully required under Governmental Authority Judgments, or (c) the disclosure by the party in question or a parent company of the party in question is obligated by Laws, Etc. In addition, in the case of (b) or (c) above, the party obligated or requested to make that disclosure shall, to the extent possible under Laws, Etc. and in practice, consult in good faith by giving prior notice to the other party of the contents of disclosure.

4.

Notwithstanding the provisions of paragraph 1, if the Closing is conducted, (i) the Seller shall treat information related to the Target Company obtained before the Closing Date as Confidential Information of the Purchaser after the Closing Date and bear obligations set out in paragraph 1 (however, excluding in cases of disclosure of Confidential Information in accordance with the preceding paragraph) and (ii) the Purchaser shall not bear obligations set out in paragraph 1 in relation to information regarding the Target Company.

Article 9.3 Public announcements

The Seller and the Purchaser will agree in advance through separate consultation regarding the timing, method, and details of a public announcement regarding the fact that the Agreement has been executed and the details of the Agreement. However, this provision will not apply if a public announcement is made within a reasonable scope upon prior consultation with the other party in good faith in the case that disclosure is lawfully required by a Governmental Authority Judgment or in the case that disclosure by a party or a parent company of a party is obligated by Laws, Etc.

Article 9.4 No assignment

Each of the Seller and the Purchaser shall not assign or transfer to a third party, cause a third party to succeed to, offer to a third party as security, or otherwise dispose of any status under the Agreement or all or a part of rights and obligations under the Agreement without obtaining the prior written approval of the other party. However, this provision will not apply if the Seller conducts assignment to a third party or causes a third party to conduct succession based on reorganization between LY Group Companies implemented after the Closing.

Article 9.5 Amendment to the Agreement; waiver of rights

1.	The Agreement may be amended or revised only if the Seller and the Purchaser agree to do so in writing.

2.	Waiver of rights under the Agreement may be conducted only in writing. Non-exercise of, or delay in, exercising any right under the Agreement must not be interpreted as the waiver of that right.

Article 9.6 Severability

Even if any provision of the Agreement becomes invalid, illegal, or unenforceable, the validity, lawfulness, and enforceability of the other provisions will not be impaired or affected in any way.

Article 9.7 Entire agreement

The Agreement constitutes the entire agreement between the parties in relation to matters set out in the Agreement, including the Share Transfer, and any and all Contracts, Etc. between the Seller and the Purchaser in relation to those matters before execution of the Agreement become null and void on the Execution Date.

Article 9.8 Notice

In accordance with the Agreement, notices, claims, and any other communication conducted by the Seller or the Purchaser are to be sent in writing by either certified mail, facsimile transmission, or email to the respective notification addresses set out below and will become effective at the time when they reach the other party (in the case of certified mail, when it reaches or should have ordinarily reached the other party). However, the Seller or the Purchaser may change the notification address set out below by using the method set out in this Article to notify to the effect that the party in question will change its notification address.

(The Seller)

Address:	1-3 Kioicho, Chiyoda-ku, Tokyo
Attention:	Corporate Planning Department, Z Financial Corporation
Telephone:	[***]
FAX:	[***]
Email:	[***]

(The Purchaser)

Location:	1-7-1 Kaigan, Minato-ku, Tokyo
Attention:	Finance Strategy Department, PayPay Corporation
Telephone:	[***]
FAX:	[***]
Email:	[***]

Article 9.9 Burden of expenses

The Seller and the Purchaser shall bear their respective expenses incurred in connection with the execution and performance of the Agreement, unless otherwise expressly provided for in the Agreement.

Article 9.10 Governing law and jurisdiction

1.	The Agreement is governed by, and to be construed in accordance with, the laws of Japan.

2.	The Tokyo District Court will have exclusive jurisdiction as the court of first instance with regards to any and all disputes concerning the Agreement.

Article 9.11 Good faith consultation

The Seller and the Purchaser shall consult in good faith to resolve doubts that arise in relation to the interpretation of the provisions of the Agreement and matters not provided for in the Agreement.

The parties have prepared the Agreement in two originals, and each party retains one original.

December 17, 2024

	The Seller:	1-3 Kioicho, Chiyoda-ku, Tokyo
Z Financial Corporation
		Representative Director	Shingo Ogasawara [seal]
DocuSigned by:
Shingo Ogasawara
7BDB173503BC437…

	The Purchaser:	1-3 Kioicho, Chiyoda-ku, Tokyo
PayPay Corporation
		Representative Director	Ichiro Nakayama [seal]
Signed by:
Ichiro Nakayama
77DE418314E4446…